Exhibit 10.42

ZAI LAB LIMITED
314 Main Street
4th Floor, Suite 100
Cambridge, Massachusetts 02142

January 8, 2023

Mr. Michel Vounatsos
[***]

Re: Zai Lab Limited Board of Directors

Dear Mr. Vounatsos:

Zai Lab Limited (the “Company”) is pleased to offer you an opportunity to join the board of directors of the Company (the “Board”). Your appointment will take effect immediately upon approval by the Board, which we expect to occur on January 7, 2023. Your appointment as a director will continue until the annual general meeting of the Company in June 2023, at which meeting you will be eligible for re-election. In addition to serving as a member of the Board, we would like to offer you an opportunity to serve as Chairperson of a newly created Commercial Committee and as a member of the Research and Development Committee, each until your resignation or removal. These Committee appointments will take effect immediately upon approval of the Board, which we expect to occur on January 7, 2023.

As consideration for your services, you will receive compensation in accordance with the Company’s non-employee director compensation policy, with the understanding that such policy may be changed in the future, but currently includes the following:

•An annual cash retainer of $50,000, for your service on the Board; an additional annual cash retainer of $15,000 for your service as the Chair of the Commercial Committee; and an additional annual cash retainer of $7,500 for your service as a member of the Research and Development Committee, in each case payable in quarterly installments and pro-rated for your periods of service; and
•An equity award to be received in March 2023 of a number of Restricted Shares (as defined in the Company’s 2022 Equity Incentive Plan) for such number of ADSs as is equal to $750,000 divided by the Nasdaq closing price of the Company’s ADSs on the date of grant, rounded down to the nearest whole share. Such Restricted Shares shall vest ratably over three (3) years on the anniversary of the grant date, subject to your continued service as a member of the Board through such date.

Your relationship with the Company as a director shall be governed by the charter documents of the Company and any such other agreements that you and the Company enter into from time to time. You acknowledge that, as a result of your service as a director of the Company, you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates (including, but not limited to, its stockholders and customers). During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, or knowledge or data relating to or provided by the Company and its affiliates.

We hope that you will accept our offer to join the Company’s Board and indicate your agreement with these terms and accept this offer by signing and dating this letter.

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Sincerely,

ZAI LAB LIMITED

		By:	/s/ Samantha Du
Samantha Du
Chairperson and CEO

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE
By:	/s/ Michel Vounatsos
Michel Vounatsos

(Signature Page to Director Offer Letter)